Exhibit 10.2

AMENDMENT TO

EMPLOYMENT OFFER LETTER

This AMENDMENT TO EMPLOYMENT OFFER LETTER dated December 31, 2008 is by and between Salary.com, Inc. (the “Company”), and Bryce Chicoyne (the “Employee”).

WHEREAS, the Company and the Employee entered into the Agreement Re: Salary.com Employment Offer Letter dated April 1, 2008 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1. Paragraph 2 of the Agreement is hereby amended by adding the following sentence immediately after the last sentence thereof:

“Any incentive compensation award will be payable during the two and one-half month period ending on the 15th day of the third month following the end of the taxable year in which such incentive compensation award was earned.”

2. The Agreement is hereby further amended by adding a new Paragraph 16 immediately after Paragraph 15 thereof as follows:

“16. Section 409A.

(a) Anything in this letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. To the extent that any payment is delayed as described herein (a “409A Delayed Payment”), the Company shall, within fifteen (15) days after your separation date, make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to such 409A Delayed Payment and the trustee shall be instructed to pay such amount to you in accordance with Section 409A of the Code, as described herein.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this letter shall be provided by the Company or incurred by you during the time periods set forth in this letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) The parties intend that this letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”

4. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Offer Letter as of the date first above written.

SALARY.COM, INC.

By:	/s/ G. Kent Plunkett
G. Kent Plunkett
President and Chief Executive Officer

/s/ Bryce Chicoyne
Bryce Chicoyne

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